Exhibit 3.54

ARTICLES OF INCORPORATION
OF

FLEETWOOD TRAVEL TRAILERS OF KENTUCKY, INC.

Pursuant to the provisions of the Kentucky Business Corporation Act, the undersigned incorporator submits the following articles of incorporation.

FIRST:  The name of the corporation is:

FLEETWOOD TRAVEL TRAILERS OF KENTUCKY INC.

SECOND:  The number of shares the incorporation is authorized to issue is:

250

THIRD:  The street address of the initial registered office of the corporation is c/o
C T Corporation System, Kentucky Home Life Building, Louisville, Kentucky 40202, and the initial registered agent at that office is C T Corporation System.

FOURTH:  The mailing address of the corporation’s principal office is:

3125 Myers Street, Riverside, CA  92503

FIFTH:  The names and mailing address of each incorporator is:

Susan Wheeler

Fleetwood Enterprises, Inc.

3125 Myers Street

Riverside, CA 92505

SIXTH:  The names and mailing addresses of the persons who are to serve as initial directors are:

Glenn F. Kummer	Nelson W. Potter
Paul M. Bingham	William H. Lear

All located at:	3125 Myers Street
Riverside, CA 92503

SEVENTH:  Any other provision required or permitted by law is:

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 17th day of May, 2000.

/s/ Susan Wheeler
Susan Wheeler, Incorporater

I, C T Corporation System, consent to serve as the registered agent on behalf of the corporation.

By:	/s/ Scot Ferraro
Scot Ferraro, Assistant Secretary